Exhibit 99.1

Contact:	Mark A. Kopser
Senior Vice President and Chief Financial Officer
or
Richard J. Sirchio
Treasurer and Vice President/Investor Relations
(972) 713-3500

UNITED SURGICAL PARTNERS’ SUCCESSFUL DEVELOPMENT

INITIATIVES CONTINUE

Dallas, Texas (January 5, 2004) — United Surgical Partners International, Inc. (NASDAQ/NM:USPI) today announced that it had completed two joint venture agreements with not-for-profit hospital systems.

In Virginia, the Company entered into a joint venture to develop and operate an on-campus ambulatory surgical center in Newport News, Virginia, in partnership with Mary Immaculate Hospital, which is owned by Bon Secours Health System.  This project represents the Company’s first joint venture with the Bon Secours Health system, which operates 24 hospitals primarily on the East Coast.

In California, the Company also announced the completion of a joint venture with the Providence Health System, which will initially include an on-campus surgery center, and plans to develop a second facility in California during 2004.  Providence Health System operates 19 hospitals, primarily on the West Coast.

Commenting on these announcements, Donald E. Steen, United Surgical Partners International’s chairman and chief executive officer, said, “We continue to make progress on our development initiatives.  We are also pleased with our efforts to partner with outstanding not-for-profit organizations, which fit in with our overall strategy of aligning ourselves with partners who have the same commitment to providing exceptional healthcare.”

United Surgical Partners International, headquartered in Dallas, Texas, has ownership interests in or operates 73 surgical facilities in the United States, Spain and the United Kingdom.  Of the Company’s 61 domestic facilities, 34 are jointly owned with 16 not-for-profit healthcare systems.

The above statements include forward-looking statements based on current management expectations.  Numerous factors exist which may cause results to differ from these expectations.  Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict.  These statements are subject to risks and uncertainties relating to the Company, including without limitation, (i) possible changes in reimbursement from payors to healthcare providers that may reduce payments; (ii) the Company’s ability to attract physicians and retain qualified management and personnel; (iii) the geographic concentration of the Company’s operations; (iv) risks associated with the Company’s acquisition and development strategies; (v) the regulated nature of the healthcare industry; (vi) the highly competitive nature of the healthcare business; and (vii) those risks and uncertainties detailed from time to time in the Company’s filings with the Securities and Exchange Commission.  Therefore, the Company’s actual results may differ materially.  The Company undertakes no obligation to update any forward-looking statements or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

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